EXHIBIT 99.2

                           BAY NATIONAL CORPORATION

                                 A Minimum of
        900,000 Shares of Common Stock @ $10.00 per Share ($9,000,000)

                              Up To A Maximum of
       1,500,000 Shares of Common Stock @ $10.00 per Share ($15,000,000)

                               ESCROW AGREEMENT

      THIS ESCROW AGREEMENT (this "Agreement") is made and entered into as of September 15, 1999, by and between Bay National Corporation, a Maryland corporation, Suite 120, 2328 W. Joppa Road, Baltimore, Maryland 21093 (the "Corporation"), and Brown Brothers Harriman & Co., a bank chartered under the laws of the Commonwealth of Pennsylvania (the "Escrow Agent").

      WHEREAS: The Corporation proposes to offer for sale and to sell, pursuant to an initial public offering (the "Offering"), a minimum of 900,000 and up to a maximum of 1,500,000 shares (the "Shares") of its common stock, $0.01 per share (the "Common Stock"), at a price of Ten Dollars ($10.00) per Share; and

      WHEREAS: The Corporation desires to establish an Escrow Account (as defined herein) in which funds from subscribers will be deposited pending completion of the Escrow Period (as defined herein) and Brown Brothers Harriman & Co. agrees to serve as Escrow Agent in accordance with the terms and conditions of this Agreement.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

      1. Escrow. On or prior to the date of the commencement of the Offering (the "Effective Date"), the Corporation shall establish an interest-bearing escrow account with the Escrow Agent, which escrow account shall be entitled "Brown Brothers Harriman & Co., Escrow Agent for Bay National Corporation" (the "Escrow Account"). The Escrow Agent shall receive and disburse the proceeds from the sale of Shares in accordance with the terms of this Agreement. The Company will provide instructions to subscribers to make checks for subscriptions payable to the order of "Brown Brothers Harriman & Co., Escrow Agent for Bay National Corporation" or to wire funds directly to the Escrow Account. Any checks received by the Escrow Agent that are made payable to a party other than the Escrow Agent shall be returned to the Corporation.

      2. Escrow Deposits and Subscriber Information. The Corporation shall promptly deliver all monies received from subscribers for the payment of Shares directly to the Escrow Agent together with a written account of each sale, which account shall set forth, among other things, the subscriber's name, address, social security number or taxpayer identification number, the number of Shares purchased, the amount paid therefor, and whether the consideration received was in the form of a check, draft or money order. In addition, the Corporation shall promptly provide such information to the Escrow Agent for all subscriptions made by wire transfer. Fractional payments and incomplete accounts shall not be delivered to the Escrow Agent. During the Escrow Period (as defined herein), the Escrow Agent shall deposit all monies received into the Escrow Account, and all monies so deposited are hereinafter referred to as the "Escrow Amount."

      The period during which funds shall be held in escrow (the "Escrow Period") shall begin on the Effective Date and shall terminate upon the earlier to occur of the following dates:

            A. The Escrow Release Date (as defined in Section 5) assuming that as of such date the Escrow Agent has received at least $9,000,000 in Collected Funds (as defined in Section 5).

            B. 5:00 P.M. EST, January 31, 2000 (unless extended by the Corporation to not later than 5:00 P.M., March 31, 2000); or

            C. The date upon which a determination is made by the Corporation to terminate the Offering prior to the sale of 900,000 Shares, and the Escrow Agent is notified in writing by the Corporation of such termination.

      During the Escrow Period, the Corporation is aware and understands that the Corporation is not entitled to any funds properly received into escrow and accepted by the Escrow Agent and no amounts deposited in the Escrow Account shall become the property of the Corporation or any other entity, or be subject to the debts of the Corporation or any other entity, unless and until such funds are transferred by the Escrow Agent to the Corporation subject to the provisions of this Agreement.

      3. Collection of Checks. During the Escrow Period, the Escrow Agent is hereby authorized to forward each check for collection and, upon collection of the proceeds of each check, deposit the collected proceeds in the Escrow Account. As an alternative, the Escrow Agent may telephone the bank on which the check is drawn to confirm that the check has been paid. Any check returned unpaid shall be returned to the Corporation.

      If the Corporation rejects all or part of any subscription for which the Escrow Agent has already collected funds, the Escrow Agent shall promptly issue a refund check in the amount of the rejected subscription to the rejected subscriber. If the Corporation rejects all or part of any subscription for which the Escrow Agent has not yet collected funds but has submitted the subscriber's check for collection, the Escrow Agent shall promptly issue a check in the amount of the rejected subscription to the rejected subscriber after the Escrow Agent has cleared such funds. If the Escrow Agent has not yet submitted a rejected subscriber's check for collection, the Escrow Agent shall promptly remit the subscriber's check directly to the subscriber. In any such event, the

Corporation shall deliver a "Notice of Rejection" to Escrow Agent substantially in the form of Exhibit A, attached hereto and incorporated by reference herein, and the Escrow Agent shall not take any action pursuant to this paragraph unless it is in receipt of a Notice of Rejection.

      4. Investment of Escrow Amount. The Escrow Amount shall be invested by the Escrow Agent at the written direction of the Corporation only in bank accounts, including savings accounts and bank money-market accounts, short-term certificates of deposit issued by a bank or short-term securities issued or guaranteed by the United States Government. In no event shall the Escrow Amount be invested in instruments that would mature after January 31, 2000 or such date not later than March 31, 2000 (in the event the Offering is extended by the Corporation).

      5. Escrow Release Date. "Qualifying Subscriptions" as used herein shall mean all subscriptions that have been received and accepted by the Corporation. If, at any time prior to the termination of the Escrow Period, the Corporation has received Qualifying Subscriptions for at least $9,000,000 of Shares and preliminary approval by the Office of the Comptroller of the Currency (the "OCC") of the charter of the Corporation's proposed banking subsidiary, Bay National Bank (the "Bank"), has been received, then the Corporation shall notify the Escrow Agent and by instructions which shall accompany such notice (such notice and such instructions to be referred to herein as the "Escrow Closing Notice") given at least one (1) business day in advance of the date on which the Corporation intends to obtain a release of funds from the Escrow Account (the "Escrow Release Date"), shall specify the Escrow Release Date (which must be not more than ten (10) days after the termination of the Escrow Period) and the amount of Qualifying Subscriptions accepted by the Corporation as of the date of the Escrow Closing Notice. The Escrow Closing Notice shall be substantially in the form attached hereto and incorporated by reference herein as Exhibit B.

      On the Escrow Release Date, the Escrow Agent, upon receipt of a certificate (the "Closing Certificate" from the Corporation certifying that the Corporation has accepted Qualifying Subscriptions for at least $9,000,000 in Shares and that the OCC has granted preliminary approval to the Bank's charter, shall pay to the Corporation the amount specified in the Escrow Closing Notice, and shall additionally pay to the Corporation the interest earned on all subscriptions. The Escrow Agent shall pay the Corporation in the form of the Escrow Agent's check or a wire transfer directly to a non-escrow deposit account (the "Deposit Account") established by the Corporation at the Escrow Agent or at another depositary institution identified to the Escrow Agent. The Closing Certificate shall be substantially in the form of Exhibit C, attached hereto and incorporated by reference herein.

      Notwithstanding anything to the contrary in this Agreement, in no event will the Escrow Agent pay over any amount to the Corporation unless the Escrow Agent has received at least $9,000,000 in Collected Funds. For purposes of this Agreement, the term "Collected Funds" shall mean all funds received by the Escrow Agent which have cleared normal banking channels and are in the form of cash.

      6. Subscriptions Received After Escrow Release Date. After the Escrow Release Date, any subscriptions received by the Escrow Agent shall be endorsed by the Escrow Agent to the Corporation and deposited directly into the Deposit Account. Assuming the acceptance of such subscriptions, such deposits, upon clearing normal banking channels, shall be immediately available for use by the Corporation and the Escrow Agent shall have no obligations with respect to such deposits.

      7. Failure to Meet Conditions. If, prior to the termination of the Escrow Period, the Escrow Agent has not received the Escrow Closing Notice, the Closing Certificate and $9,000,000 in Collected Funds, then the Escrow Agent, upon instructions from the Corporation (the "Refund Instructions") as to the name and address of each subscriber, the subscription funds in the Escrow Account from each subscriber and the interest earned by each subscriber on the subscriber's subscription funds (such subscription funds and interest being referred to herein as the "Refund Amount"), shall promptly refund to each subscriber the subscriber's Refund Amount, without deduction, penalty, or expense to the subscriber, in the form of the Escrow Agent's check and the Escrow Agent shall inform the Corporation of its distribution of the funds. Interest received from the investment of the Escrow Amount shall be credited to the subscribers in proportion to the amounts deposited with respect to each subscriber and in proportion to the number of days the collected Escrow Amount from each subscriber was held in the Escrow Account. The purchase money returned to each subscriber shall be free and clear of any and all claims of the Corporation or any of its creditors. The Refund Instructions shall be substantially in the form of Exhibit D, attached hereto and incorporated by reference herein.

      8. Duties of Escrow Agent. Escrow Agent shall have no liability or obligation with respect to the Escrow Amount except for Escrow Agent's willful misconduct or gross negligence. Escrow Agent's sole responsibility shall be for the safekeeping and delivery of the Escrow Amount in accordance with the terms of this Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Agreement. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Amount, any account in which the Escrow Amount is deposited or this Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, and shall incur no liability and shall be fully protected from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. The Corporation shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.

      9. Resignation and Removal of Escrow Agent. Escrow Agent may resign from the performance of its duties hereunder at any time by giving ten (10) days' prior written notice to the Corporation, or may be removed, with or without cause, by the Corporation by written direction of the Corporation to Escrow Agent at any time by the giving of ten (10) days' prior written notice to Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor Escrow Agent as provided hereinbelow. Upon any such notice of resignation or removal, the Corporation shall appoint a successor Escrow Agent hereunder, which shall be an entity authorized by applicable law to serve as an escrow agent for the Offering. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent's resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.

      10. Indemnification of Escrow Agent. From and at all times after the date of this Agreement, the Corporation shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless Escrow Agent and each director, officer, partner, employee, attorney, agent and affiliate of Escrow Agent (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect, or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. If any such action or claim SHALL be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify the Corporation, in writing, and the Corporation shall assume the defense thereof, including the employment of counsel and the payment of all expenses, provided, however, that such counsel shall be reasonably acceptable to Indemnified Party. Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party unless (a) the Corporation agrees to pay such fees and expenses, or (b) the Corporation shall fail to assume the defense of such action or proceeding or shall fail, in the reasonable judgment of such Indemnified Party, to employ counsel satisfactory to the Indemnified

Party in any such action or proceeding, or (c) the named parties to such action or proceeding (including any impleaded parties) include both Indemnified Party and the Corporation and Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Corporation. All such fees and expenses payable by the Corporation pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable by the Corporation upon demand by such Indemnified Party. The obligations of the Corporation under this
Section 10 shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

      11. Remuneration. The Corporation agrees to pay to the Escrow Agent and the Escrow Agent agrees to accept as remuneration for services rendered as Escrow Agent hereunder, a set-up fee of in the amount of Five Thousand Dollars ($5,000) and such other fees for services as the Corporation and the Escrow Agent may agree. In addition, in the event that the Escrow Agent is required to remit to the subscribers the respective amounts of their funds received under this Agreement in accordance with Section 3 or Section 7 hereof, the Corporation agrees to pay to the Escrow Agent an additional amount sufficient to reimburse the Escrow Agent for its actual costs in disbursing such funds. However, no fees, reimbursement for costs and expenses, indemnification for any damages, or any monies whatsoever shall be paid out of or chargeable to the funds on deposit in the Escrow Account.

      12. Disputes. If the Corporation and/or any other party disagree on any matter connected with the Escrow Account (a) the Escrow Agent may wait for a settlement by appropriate legal proceedings or other means that the Escrow Agent may require, and in such event the Escrow Agent will not be liable for interest or damage, (b) the Escrow Agent will be entitled to such reasonable compensation for services, costs and attorneys' fees as a court may award if the Escrow Agent intervenes in or is made a party to any legal proceedings, (c) the Escrow Agent shall be entitled to hold documents and funds deposited in the Escrow Account pending settlement of the disagreement by any of the above means, and (d) the Escrow Agent shall be entitled to file an interpleader action and deposit any funds or property with an appropriate court.

      13. Notices to Escrow Agent. Any written notice required to be given or delivered to the Escrow Agent shall be deemed conclusively given and delivered hereunder if the written notice is mailed, by registered or certified mail or by overnight delivery service, addressed as follows:

      Harry R. Madeira, Jr.
      Brown Brothers Harriman & Co.
      1531 Walnut Street
      Philadelphia, PA 19102

      14. Assignment. This Agreement may be assigned by a party hereto only with the consent of the other party, and shall be binding on the successors and permitted assigns of each of the parties.

      15. Governing Law. This Agreement shall be governed, construed and enforced in accordance with laws of the State of Maryland, without regard to the principles of conflicts of laws.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                    BAY NATIONAL CORPORATION


                                    By:_________________________________
                                          Hugh W. Mohler, President



                                    BROWN BROTHERS HARRIMAN & CO.


                                    By:_________________________________
                                          Harry R. Madeira, Jr., Manager

                                   EXHIBIT A
                                   ---------

                     [BAY NATIONAL CORPORATION LETTERHEAD]

                                                [DATE]

Brown Brothers Harriman & Co.
1531 Walnut Street
Philadelphia, PA 19102
Attn: Harry R. Madeira, Jr.

Dear Gary:

      This letter is being sent to you pursuant to Section 3 of that certain Escrow Agreement (the "Escrow Agreement") dated as of September __, 1999 by and between Brown Brothers Harriman & Co. ("Escrow Agent") and Bay National Corporation (the "Corporation"). This letter shall constitute a Notice of Rejection pursuant to said section. All capitalized terms used but not otherwise defined in this letter shall have the meaning ascribed to the term in the Escrow Agreement.

      Please be advised that the Corporation has rejected the subscription of _____________, [name and address] (the "Subscriber") in the amount of __________ (the "Rejection Amount"). Subscription funds from the Subscriber were forwarded to the Escrow Agent on _____________ [date].

      Accordingly, (i) if the Escrow Agent has already collected funds from the Subscriber's subscription, the Escrow Agent shall promptly issue a refund check in the Rejection Amount to the Subscriber; (ii) if the Escrow Agent has not yet collected funds from the Subscriber's subscription, but has submitted the Subscriber's check for collection, the Escrow Agent shall promptly issue a refund check in the Rejection Amount to the Subscriber after the Escrow Agent has cleared such funds; and (iii) if the Escrow Agent has not yet submitted the Subscriber's check for collection, the Escrow Agent shall promptly remit the Subscriber's check directly to the Subscriber.

      Please call me if you have any questions regarding the foregoing.

                                          Sincerely,

                                          Hugh W. Mohler, President,
                                          Bay National Corporation

                                   EXHIBIT B
                                   ---------

                     [BAY NATIONAL CORPORATION LETTERHEAD]

                                                [DATE]

Brown Brothers Harriman & Co.
1531 Walnut Street
Philadelphia, PA 19102
Attn: Harry R. Madeira, Jr.

Dear Gary:

      This letter is being sent to you pursuant to Section 5 of that certain Escrow Agreement (the "Escrow Agreement") dated as of September __, 1999 by and between Brown Brothers Harriman & Co. ("Escrow Agent") and Bay National Corporation (the "Corporation"). This letter shall constitute the Escrow Closing Notice referred to in said section. All capitalized terms used but not otherwise defined in this letter shall have the meaning ascribed to the term in the Escrow Agreement.

      As of _________ [date], the Company has received Qualifying Subscriptions for $______ in Shares and has received preliminary approval by the OCC of the Bank's charter.

      Accordingly, it is now appropriate for the subscription funds to be released from escrow. We request that $___________, which represents funds for Qualifying Subscriptions accepted as of the date of this letter, along with interest that has accrued on such amount, be released from the Escrow Account on ___________ [date] at _____________ p.m. (the "Escrow Release Date") to the Company's account at ____________________ (Account No. _______________).


      Please call me if you have any questions regarding the foregoing.

                                          Sincerely,

                                          Hugh W. Mohler, President,
                                          Bay National Corporation

                                   EXHIBIT C
                                   ---------

                    CERTIFICATE OF BAY NATIONAL CORPORATION

      The undersigned, the duly elected and acting President of Bay National Corporation, a Maryland corporation (the "Corporation"), hereby certifies to Brown Brothers Harriman & Co. (the "Escrow Agent") to the best of the undersigned's knowledge, information and belief, that, as of the date hereof, the Corporation has accepted Qualifying Subscriptions for at least $9,000,000 in Shares and the OCC has granted preliminary approval to the Bank's charter.

      All capitalized terms used but not otherwise defined in this Certificate shall have the meaning ascribed to the term in that certain Escrow Agreement dated as of September __, 1999 by and between the Escrow Agent and the Corporation.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate, under seal, as of the __ day of ___________, 1999.


                                          ____________________________
                                          Hugh W. Mohler, President,

                                   EXHIBIT D
                                   ---------

                     [BAY NATIONAL CORPORATION LETTERHEAD]

                                                [DATE]

Brown Brothers Harriman & Co.
1531 Walnut Street
Philadelphia, PA 19102
Attn: Harry R. Madeira, Jr.

Dear Gary:

      This letter is being sent to you pursuant to Section 7 of that certain Escrow Agreement (the "Escrow Agreement") dated as of September __, 1999 by and between Brown Brothers Harriman & Co. ("Escrow Agent") and Bay National Corporation (the "Corporation"). This letter shall constitute the Refund Instructions pursuant to said section. All capitalized terms used but not otherwise defined in this letter shall have the meaning ascribed to the term in the Escrow Agreement.

      Please send to each subscriber named on Attachment A hereto a check drawn from the Escrow Account in the amount of the subscriber's subscription funds and interest earned on such funds (such amounts being set forth on Attachment A). Please advise us upon your distribution of the appropriate checks to the persons named on Attachment A.

      Please call me if you have any questions regarding the foregoing.

                                          Sincerely,

                                          Hugh W. Mohler, President,
                                          Bay National Corporation

                                 ATTACHMENT A
                                 ------------

Name and Address        Subscriber's
of Subscriber           Subscription Funds      Interest    Refund Due
-------------           ------------------      --------    ----------